Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Current Report of Ameri Holdings, Inc. on Form 8-K of our report dated April 15, 2019, which includes an explanatory paragraph as to the ability of Jay Pharma, Inc. to continue as a going concern, with respect to our audits of the financial statements of Jay Pharma, Inc. as of December 31, 2018 and 2017, for the year ended December 31, 2018 and for the period from April 19, 2017 (inception) through December 31, 2017.

/s/ Marcum llp

Marcum llp
New York, NY
January 13, 2020